1615 Poydras Street ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750
McMoRan Exploration Co.
Announces Regulatory Approval for
Main Pass Energy HubTM Offshore LNG Project
NEW ORLEANS, LA, January 4, 2007 – McMoRan Exploration Co. (NYSE: MMR) announced today that the U.S. Maritime Administration (MARAD) approved McMoRan’s license application for its Main Pass Energy Hub™ (MPEH™) project.
     MARAD concluded in the Record of Decision that construction and operation of MPEH™ deepwater port will be in the national interest and consistent with national security and other national policy goals and objectives, including energy sufficiency and environmental quality. MARAD also concluded that MPEH™ will fill a vital role in meeting national energy requirements for many years to come and that the port’s offshore deepwater location will help reduce congestion and enhance safety in receiving LNG cargoes to the U.S.
     James R. Moffett and Richard C. Adkerson, Co-Chairmen of McMoRan, said, “This is a significant development in our efforts to establish a new LNG gateway and natural gas delivery system for the U.S. with substantial onsite natural gas storage. We are positive about the potential for the facility and look forward to establishing commercial arrangements that would provide long-term value to shareholders.”
     MARAD’s approval and issuance of the Deepwater Port license for MPEH™ is subject to various terms, criteria and conditions contained in the Record of Decision, including demonstration of financial responsibility, compliance with applicable laws and regulations, environmental monitoring and other customary conditions.
     This approval is an important milestone as McMoRan continues to pursue the highly attractive commercial potential for the project. The project’s location near large and liquid U.S. gas markets and the significant potential of the onsite cavern storage provide attractive commercial opportunities for LNG suppliers, natural gas consumers and marketers. The MPEH™ facility, as approved, will be capable of regasifying LNG at a peak rate of 1.6 Billion cubic feet (Bcf) per day, storing 28 Bcf of natural gas in salt caverns and delivering 3.1 Bcf per day, including gas from storage, of natural gas to the U.S. market.
     Unique advantages of the MPEH™ project include use of existing offshore structures, onsite natural gas cavern storage capabilities, significant logistical savings associated with the offshore location and premium markets available from its eastern Gulf of Mexico location. These advantages would provide LNG suppliers with a highly attractive netback price and offer U.S. natural gas consumers a reliable source of supply.
     McMoRan is continuing discussions with potential LNG suppliers as well as gas marketers and consumers in the United States to develop commercial arrangements for the facilities. Prior to commencing construction of the facility, McMoRan expects to enter into commercial arrangements that would enable McMoRan to finance the construction costs of the project, with preliminary estimates of approximately $1 billion (approximately half of which is for pipelines and cavern storage), on favorable terms.
     McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. McMoRan is also pursuing plans for the development of the MPEH™ which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas. Additional information about McMoRan and the MPEH™ project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding the potential Main Pass Energy HubTM Project. Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Important factors that might cause future results to differ from these projections include: variations in the market prices of oil and natural gas; the ability to satisfy future cash obligations and environmental costs; and the ability to obtain regulatory approvals and significant project financing for the potential Main Pass Energy HubTM project. Such factors and others are more fully described in more detail in McMoRan’s 2005 Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q on file with the Securities and Exchange Commission.
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